News Release

For Immediate Release                                                                                     For Further Information, Contact:
May 1, 2008                                                                                       George Lancaster, Hines
             713/966-7676
             George_lancaster@hines.com

HINES REIT AQUIRES LANDMARK TOWER

Uptown Houston Landmark is also REIT’s HQ Building

(HOUSTON) – The Houston office of Hines, the international real estate firm, announced today that Hines REIT has acquired Williams Tower, the 1.5 million-square-foot, 64-story tower at 2800 Post Oak Boulevard in Uptown Houston. The acquisition included an undivided interest in the adjacent 2.8-acre Waterwall Park and a 2.3-acre undeveloped land parcel across the street at 3009 Post Oak Boulevard. The seller, Transco Tower Limited, was represented by Cushman & Wakefield.  Hines is the sponsor of Hines REIT, and is responsible for the acquisition, management and leasing of its assets.

Hines Chairman Gerald D. Hines commented, “Williams Tower has been an icon for more than half of our firm’s 50-year history. It is a part of our legacy and we will continue to be good stewards of it.”

Williams Tower, which was completed in 1982, was developed by Hines, and has been managed and leased by the firm since then.  At completion, the tower was known as Transco Tower for its major tenant, Transco Energy Corporation. In 1995, Transco was purchased by Williams Field Services Company, and the building was renamed in 1999. Designed by the legendary architect Philip Johnson with John Burgee, the tower was the world’s tallest skyscraper outside of a city’s central business district at completion. At 909 feet it is the second-tallest building in Texas.  Some of the unique features are:

•	A revolving beacon atop a double-pitched roof that creates a virtual urban lighthouse

•	A skywalk that connects the tower to The Galleria, one of Houston’s most popular shopping and tourist attractions (which Hines also developed)

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The development is home to the Waterwall Park, an urban green space lined with Oak trees, walkways and benches.  The park is anchored by the Waterwall, a 64-foot-high structure that features cascading water over both its sides.

Building amenities include a retail bank and ATM in the lobby; a conference center; a lobby-level art gallery; a sundry shop, a drycleaners, a deli and a coffee bar.  Parking is provided in an adjoining 12-level, 3,200-space garage.

Williams Tower is currently 94 percent leased to a prestigious roster of tenants including:  Transcontinental Gas Pipe Line Corporation; Black Box Network Services (formerly known as NextiraOne LLC); Hines and Hines REIT (corporate headquarters); Rowan Companies, Inc.; Van Kampen Investments, Inc.; Citicorp North America, Inc.; CBRE Melody of Texas; Wachovia Bank N.A.; and Williams Field Services Company.

“We are delighted to obtain ownership of this truly one-of-a-kind trophy project again, and to continue the relationships we have nurtured with our tenants over more than a quarter century of managing Williams Tower,” said Hines Senior Vice President Charles Elder.

“Williams Tower is another world-class office property to be added to Hines REIT’s portfolio.  As a Houston landmark and one of the premier office properties in Texas, it is an outstanding addition to our growing real estate portfolio,” said Charles Hazen, President and CEO of Hines REIT.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States.  Including this acquisition, Hines REIT currently owns interests in 45 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesreit.com

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 69 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations,  projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate.  Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.